Exhibit 10(c)







                                                     July 21, 1997



St. Clair Funds, Inc.
480 Pierce Street
Birmingham, MI 48009

Dear Sirs:

         In connection with the registration of an indefinite number of shares of common stock (the "Shares") of Munder Institutional S&P 500 Index Equity Fund, Munder Institutional S&P MidCap Index Equity Fund, Munder Institutional S&P SmallCap Index Equity Fund, Munder Institutional Short Term Treasury Fund and Munder Institutional Money Market Fund (the "Funds"), series of St. Clair Funds, Inc. (the "Company"), we are familiar with the registration statement of the Company under the Investment Company Act of 1940 and the registration statement relating to the Company's Shares under the Securities Act of 1933 (File No. 2-91373) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments of the Company as we deemed appropriate.

         On the basis of the foregoing, we are of the opinion that the Shares of the Company being registered under the Securities Act of 1933 in the Registration Statement, when issued in accordance with the terms set forth therein, will be legally and validly issued, fully paid and non-assessable by the Company.

         We hereby consent to the filing of this opinion with and as part of the Company's Registration Statement of an indefinite number of the Shares, and to the use of our name in the prospectus and statement of additional information contained therein, and any amendments thereto.

                                Very truly yours,

                           /s/ Dechert Price & Rhoads
                             Dechert Price & Rhoads